EXHIBIT 23.1

Independent Auditors’ Consent

      We consent to the use of our report dated January 23, 2004 with respect to the consolidated financial statements as amended of Arch Coal, Inc. for the year ended December 31, 2003 included in this Form 10-K/A.

      Our audits also included the financial statement schedule of Arch Coal. Inc. listed in Item 14(a). This schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

      We also consent to the incorporation by reference in (1) the Registration Statement (Form S-3 No. 333-58738) of Arch Coal, Inc. and in the related Prospectus, (2) the Registration Statements (Form S-8 Nos. 333-30565 and 333-112536) pertaining to the Arch Coal, Inc. 1997 Stock Incentive Plan and in the related Prospectus, (3) the Registration Statement (Form S-8 No. 333-32777) pertaining to the Arch Coal, Inc. Employee Thrift Plan and in the related Prospectus, (4) the Registration Statement (Form S-8 No. 333-68131) pertaining to the Arch Coal, Inc. Deferred Compensation Plan and in the related Prospectus, and (5) the Registration Statement (Form S-8 No. 333-112537) pertaining to the Arch Coal, Inc. Retirement Account Plan, of our reports dated January 23, 2004, with respect to the financial statements of Canyon Fuel Company, LLC and the consolidated financial statements of Arch Coal, Inc. and subsidiaries and of our opinion with respect to the financial statement schedule of Arch Coal. Inc. listed in Item 14(a) included or incorporated by reference in the Arch Coal, Inc. Annual Report (Form 10-K/A) for the year ended December 31, 2003.

/S/ ERNST & YOUNG LLP

St. Louis, Missouri

August 5, 2004